Exhibit 11.2
ENVOY COMMUNICATIONS GROUP INC.
COMPLAINT PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

Exhibit 11.2
A. OBJECTIVE AND SCOPE
Envoy Audit Committee has established these procedures with respect to complaints on accounting and auditing matters (the “Policy”) with the objective to:
establish procedures for the receipt, retention and treatment of complaints and/or concerns received by any Envoy Communications Group Inc. (“ENVOY”) group companies regarding accounting, internal accounting controls or auditing matters; and
establish procedures for the confidential, anonymous submission by any ENVOY group companies employee of concerns regarding questionable accounting or auditing matters.
In this Policy, ENVOY and its subsidiaries are collectively referred to as the “Corporations” or individually referred to as a “Business Unit”.
This Policy confirms in writing the Corporations’ procedures established by the ENVOY Audit Committee for (i) the receipt, retention and treatment of complaints and/or concerns received by the Corporations from any person, directly or indirectly, anonymously or openly, regarding accounting, internal accounting controls or auditing matters of the Corporations and (ii) the confidential, anonymous submission by employees of the Corporations of concerns regarding questionable accounting or auditing matters of the Corporations. This Policy also demonstrates the Corporations’ commitment to maintain a high standard of ethical business practices.
B. WHO IT APPLIES TO
All ENVOY’s subsidiaries shall be subject to this Policy.
C. POLICY OVERSIGHT
The ENVOY Audit Committee has the responsibility of administering this Policy and ensuring compliance by all Business Units.
D. COMMUNICATION AND ENFORCEMENT
All directors, officers and employees of the Corporations will be advised of this Policy and its importance. A copy

Exhibit 11.2
of this Policy shall be available on ENVOY’s website (to ensure the Corporations’ stakeholders and others are aware of this Policy) and the Corporations’ intranet websites, where applicable. A copy of this Policy shall also be provided to the directors, officers and employees of the Corporations who are, or may be, involved in assisting in the administration of this Policy. Such directors, officers and employees are required to understand this Policy and its operation to ensure compliance with its terms.
E. RAISING A CONCERN OR COMPLAINT
The Corporations are committed to provide a work environment based on trust and respect and enable all employees to work without fear of intimidation, discrimination or violence. As part of this commitment, the Corporations encourage an open and frank atmosphere in which problems, concerns or complaints with respect to corporate fraud, accounting, internal accounting controls or auditing matters of the Corporations can be raised without fear of being retaliated against.
Activities that can be reported
The following activities (each a “Reportable Activity”) shall be reported promptly to the appropriate channel of communications (see below):
Any concerns or complaints with respect to a Business Unit’s accounting, internal accounting controls, or auditing matters.
Evidence of an activity by an employee of any of the Business Units or by any department of the Business Units that may constitute:
                              corporate fraud;
                              violation of federal or provincial laws; or
                              misappropriation of any Business Unit’s property.
Channels of Communication
A Reportable Activity could generally be reported to the employee’s immediate manager. However, if such reporting is either inappropriate, does not provide the necessary level of confidentiality or as the employee otherwise prefers, the Reportable Activity should be reported to the ENVOY Chief Legal Officer.

Exhibit 11.2
Help Lines
Members of the public should call the ENVOY “Complaint Line” (416-593-3701) to report a Reportable Activity with respect to any Business Unit.
Other Channels of Communications
The ENVOY Audit Committee may, in the future, establish additional channels of communications to further meet the objective of these procedures, such as outsourced help line and web-based tool. In such cases, this Policy will be amended accordingly and all employees, officers and directors of the Corporations will be notified accordingly.
Confidentiality
The Corporations are fully committed to maintain adequate procedures for the confidential, anonymous reporting by employees of the Corporations of a Reportable Activity.
Any submission made by an employee of the Corporations regarding a Reportable Activity shall be treated on a confidential basis. The employee’s identity shall be treated anonymously and confidentially, unless specifically permitted to be disclosed by the employee, or unless required by law. Anonymous and confidential submission shall only be disclosed to those persons who have a need to know in order to properly carry out an investigation of the Reportable Activity, in accordance with the procedures on handling the report of such Reportable Activity under section F of this Policy.
Retaliation
Any employee who in good faith reports a Reportable Activity will be protected from threats of retaliation, discharge, or other types of discrimination including but not limited to, lower compensation or inferior terms and conditions of employment that are directly related to the disclosure of such Reportable Activities.
Any employee who retaliates against another employee who reports a Reportable Activity, may face disciplinary actions, including termination of his or her employment, without notice.

Exhibit 11.2
F. PROCEDURES FOR HANDLING THE REPORTING OF A REPORTABLE ACTIVITY
Any director, officer or employee of any Business Unit who receives a submission from any person regarding a Reportable Activity shall immediately report such submission to the ENVOY Chief Legal Officer with a copy to the Chairman of the Audit Committee, regardless of the materiality of the allegation.
The ENVOY Chief Legal Officer, upon receipt of any submission regarding a Reportable Activity, shall:
review and assess the seriousness of the Reportable Activity with the ENVOY Audit Committee and investigate as appropriate; and
report back, in writing, to the employee or third party whenever possible, who reported the Reportable Activity, on the status of the investigation.
G. RETENTION OF COMPLAINTS AND INVESTIGATIONS
All concerns/complaints and investigations with respect to a Reportable Activity shall be kept in accordance with the ENVOY Records Retention Policy.
H. CONTACT PERSONS
Any questions with respect to the general application of this Policy or any report of any Reportable Activity should be made to:
ENVOY Chief Legal Officer
26 Duncan Street
Toronto, Ontario
M5V 2B9, CANADA
PH: 416-593-3701